DT INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                             (dollars in thousands)

                                                                   Historical
                                                                   ----------
                        Predecessor                                                               Nine Months
                        Fiscal year                    Fiscal Year Ended                              Ended
                           Ended         June 30,     June 26,     June 25,     June 30,     March 24,     March 30,
                       July 30, 1992       1993         1994         1995         1996         1996          1997
                       -------------     --------     --------     --------     --------     ---------     ---------
Earnings:
  Pre-tax earnings         1,059          1,832        10,563       14,414      23,134        15,005        31,212
  Interest expense         3,295          2,583         3,506        1,849       4,799         2,922         8,825
  Rent(1)                    195            211           429          699       1,034           776         1,792
  Adjusted
    earnings(A)              -              -             -            -           -             -             -
                           -----          -----        ------       ------      ------        ------        ------
                           4,549          4,626        14,498       16,962      28,967        18,703        41,829
                           =====          =====        ======       ======      ======        ======        ======
Fixed Charges:
  Interest                 3,295          2,583         3,506        1,849       4,799         2,922         8,825
  Rent(1)                    195            211           429          699       1,304           776         1,792
  Preferred stock
    dividends                -              -             -            -           -             -             -
                           -----          -----        ------       ------      ------        ------        ------
  Adjusted fixed
    charges(B)             3,490          2,794         3,935        2,548       5,833         3,698        10,617
                           =====          =====        ======       ======      ======        ======        ======
Ratio of earnings           1.30           1.66          3.68         6.66        4.97          5.06          3.94
  to fixed charges
  (A/B)

                                Pro Forma
                                ---------
                                        Nine
                          Year         Months
                          Ended        Ended
                         June 30,     March 30,
                           1996         1997
                         --------     ---------
Earnings:
  Pre-tax earnings        37,005       34,328
  Interest expense         1,848        2,994
  Rent(1)                  1,034        1,792
  Adjusted
    earnings(A)            5,012        3,759
                          ------       ------
                          44,899       42,873
                          ======       ======
Fixed Charges:
  Interest                 1,848        2,994
  Rent(1)                  1,034        1,792
  Preferred stock
    dividends              5,012        3,759
                           -----        -----
  Adjusted fixed
    charges(B)             7,894        8,545
                          ======       ======

Ratio of earnings           5.69         5.02
  to fixed charges
  (A/B)

     (1) - The Company estimates that the interest portion of rent expense is equivalent to one-third of total rent expense.